Exhibit 99.1

VIGOR INDUSTRIAL LLC COMPLETES ACQUISITION

OF TODD SHIPYARDS CORPORATION

SEATTLE AND PORTLAND – February 15, 2011 – TODD SHIPYARDS CORPORATION (“Todd”) and VIGOR INDUSTRIAL LLC (“Vigor”) today announced the completion of the acquisition of Todd by Vigor’s wholly owned subsidiary, Nautical Miles, Inc. (“Purchaser”).

The acquisition was made based on an offer to purchase and a merger agreement in December 2010 and a subsequent a tender offer in January 2011 through which over 88% of the outstanding shares were tendered, satisfying one of the key conditions of the merger agreement.

“We are excited about the opportunities for growth added to the Vigor family by Todd’s talents and capabilities,” said Frank Foti, the President of Vigor.

Foti expressed confidence that the combined companies will be able to offer customers a broader array of repair and construction services, and do so while also improving the efficiency of its delivery.

“This creates a strengthened presence for the company and the industry in the Puget Sound region and the Northwest, which is great for our customers, our employees, our communities and our economy,” said Steve Welch, who served as Chief Executive Officer of Todd.

With the completion of this transaction, Todd Pacific Shipyards Corporation becomes a wholly owned subsidiary of Vigor Industrial and will become Vigor Shipyards, Inc., with Foti as its Chief Executive Officer and Welch as its President.

Contacts for More information

Alan Sprott

Vigor Industrial LLC

(503) 703-0875

About Vigor Industrial LLC

Vigor, an Oregon limited liability company, through its subsidiaries, operates businesses providing ship repair and conversion, ship construction, barge building, industrial coating, machining, industrial real estate, and fabrication services. Vigor performs ship repair work through Vigor Marine LLC and Cascade General, located at the Portland Shipyard in Portland, Oregon; Washington Marine Repair, located at Port Angeles, Washington; Vigor Marine Tacoma, located in the Port of Tacoma, Washington; Vigor Shipyards, Inc., located in Seattle, Bremerton and Everett, Washington; and Everett Shipyards, Inc., located in Everett, Washington. Vigor Marine LLC also performs ship repair work at locations in San Diego, California, Everett, Washington and Bremerton, Washington. US Barge LLC, a wholly owned Vigor Industrial subsidiary, constructs barges at the Portland Shipyard.